Exhibit 15.2

Somekh Chaikin
KPMG Millennium Tower
17 Ha’arba’a Street, PO Box 609
Tel Aviv 61006, Israel
+972 3 684 8000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Kenon Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of Kenon Holdings Ltd. (hereinafter - “Kenon”) of our report dated March 31, 2015, with respect to the combined carve-out statements of profit and loss, other comprehensive loss, changes in former parent company investment and cash flows for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 20-F of Kenon.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
A Member firm of KPMG International

Tel Aviv, Israel
April 15, 2017

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.